Exhibit 99.1
JOINT FILING AGREEMENT
The persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Altair Nanotechnologies Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 16th day of December, 2007.

Al Yousuf LLC

By:	/s/ Iqbal Al Yousuf

Name:	Iqbal Al Yousuf
Title:	President

/s/ Iqbal Al Yousuf

Name:	Iqbal Al Yousuf